April 16, 1997


Members of the Board of Directors
First Federal Savings Bank
2900 Texas Avenue
Bryan, Texas 77802


Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of First Federal Savings Bank ("First Federal") of the terms of the proposed acquisition of shares of common stock of First Federal by The Bryan- College Station Financial Holding Company as defined in the Prospectus. Subject to the terms and conditions therein, holders of up to 80% of First Federal Stock shall be entitled to receive from First Federal, as of the Effective Date, $24.07 in cash for each share of First Federal Stock owned by such holder at the Effective Date.

         As part of its investment banking business, Hoefer & Arnett, Incorporated is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, we have not provided investment banking or financial advisory services to First Federal. Concurrent with this assignment, Hoefer & Arnett, Incorporated is prepared to serve as manager on a best efforts basis for the proposed public offering of shares of common stock and units of Senior Subordinated Debentures and warrants to purchase common stock by the new holding company to be formed by First Federal, which shall be named The Bryan-College Station Financial Holding Company.

         In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Prospectus (ii) Annual Reports to Shareholders of First Federal for the years ended September 30, 1995 and September 30, 1996;
(iii) Quarterly OTS Call reports for the quarters ended December 31, 1996, and March 31, 1997 for First Federal; (iv) certain other publicly available financial and other information concerning First Federal; and (v) publicly available information concerning other thrifts, banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger/acquisition transactions we believe relevant to our inquiry. We have held discussions with senior management of First Federal concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

         We have reviewed with senior management of First Federal earnings projections for 1997 through 2001 for First Federal as a stand-alone entity, assuming the merger does not occur, prepared by First Federal.

         In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of First Federal as to the reasonableness of the


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financial and operating  forecasts,  projections  (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of the management of First Federal. We have also assumed without assuming any responsibility for the independent verification of same, that the allowance for loan losses for First Federal is adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of First Federal, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the transaction will have the tax, accounting and legal effects described in the Prospectus and assumed the accuracy of the disclosures set forth in the Prospectus. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of First Federal Stock of the terms of the proposed acquisition of up to 80% of the common stock of First Federal by Holding Company and does not address Holding Company's underlying business decision to proceed with the acquisition.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of First Federal, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for First Federal; (ii) the assets and liabilities of First Federal, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger/acquisition transactions involving thrifts, banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of proposed acquisition of up to 80% of the outstanding common stock of First Federal by Holding Company are fair, from a financial point of view, to the holders of First Federal Stock.

         It is understood that this letter is for the information of the Board of Directors of First Federal and does not constitute a recommendation to the Board of Directors or to any shareholder of First Federal with respect to any approval of the acquisition. We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the transaction.

                                          Very truly yours,


                                          /s/ Hoefer & Arnett, Incorporated
                                          ---------------------------------
                                          Hoefer & Arnett, Incorporated